Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of our report dated June 14, 2005 relating to the financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in ABIOMED, Inc.'s Annual Report on Form 10-K/A for the year ended March 31, 2005. We also consent to the incorporation by reference of our report dated July 26, 2005 relating to the consolidated financial statements of Impella CardioSystems AG, which appears in the Current Report on Form 8-K/A of ABIOMED, Inc. filed on July 27, 2005. We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, MA
August 3, 2005